UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023

BCB BANCORP, INC.

(Exact name of Registrant as Specified in its Charter)

New Jersey	0-50275	26-0065262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104-110 Avenue C
Bayonne, New Jersey	07002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 823-0700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BCBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of a New Principal Executive Officer and President.

On December 18, 2023, BCB Bancorp, Inc. (the “Company”), and its wholly owned subsidiary BCB Community Bank (the “Bank”), each appointed Michael A. Shriner as its President and Chief Executive Officer, effective January 1, 2024, which will be his first day of employment with the Company and the Bank. Mr. Shriner joins the Company after serving from 2012 until 2020 as President and Chief Executive Officer of MSB Financial Corp. and Millington Bank, which were acquired by Kearny Financial Corp. in July 2020. From July 2020 until December 2022, Mr. Shriner served as Market President for Kearny Bank. Prior to 2012, Mr. Shriner was employed by Millington Bank since 1987, and became a vice president in 1990, a senior vice president in 1997, the executive vice president in 2002 and the chief operating officer in 2006 until 2012. He was appointed to the Board of Directors of MSB Financial Corp. and Millington Bank in 1999, and served as a director of both entities until July 2020. Mr. Shriner is 59 years old.

The Company and the Bank expect to appoint Mr. Shriner to the Board of Directors of each entity at the first meeting of each such Board to be held in 2024.

On December 18, 2023, the Company and the Bank entered into an employment agreement with Mr. Shriner effective January 1, 2024, pursuant to which he will serve as the President and Chief Executive Officer of each entity. The agreement is for a three-year term ending on December 31, 2026. The agreement provides Mr. Shriner with an annual base salary of $675,000. This base salary is subject to annual review and adjustment by the Company’s Compensation Committee. He will also be entitled to discretionary performance bonuses annually pursuant to the terms of the Bank’s Incentive Bonus Program. In addition, he is entitled to participate in (i) the Company’s equity incentive plans as well as any other long-term incentive compensation plans and short-term incentive plans or arrangements, in the Company’s discretion, and (ii) all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company. The Bank will also provide him with life, medical, dental and disability coverage, and a monthly automobile allowance in the amount of no more than $2,000.

In the event of the involuntary termination of his employment by the Bank prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, Mr. Shriner will receive a cash lump sum payment in the amount of $675,000.

If within one year after the occurrence of a change in control of the Company or the Bank, Mr. Shriner’s employment is terminated by the Company or the Bank (or their successors) without cause or the executive voluntarily terminates his employment for Good Reason (as defined in the agreement), he will receive a lump sum payment equal to 1.50 times an amount equal to the sum of (i) his annual base salary at the time of a change in control, and (ii) an amount equal to the annual bonus paid to him during the most recent prior year in which he received a bonus. This payment will be paid within thirty days following the date of the change in control. However, the change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

The employment agreement provides that for a period of one year following his separation from service, Mr. Shriner will not (i) engage in the same trade or business as the Bank, as an owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, within a 25 mile radius of any branch or office of the Bank, (ii) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank within such 25 mile radius, or (iii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

The foregoing is a summary of the terms of the employment agreement and is qualified in its entirety by reference to the employment agreement when filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.

DATE: December 21, 2023	By:	/s/ Ryan Blake
Ryan Blake
Senior Vice President, Chief Operating Officer
(Duly Authorized Representative)

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